EXHIBIT 10.1
CONFIDENTIAL SETTLEMENT AGREEMENT AND GENERAL RELEASE
This Confidential Settlement Agreement and General Release (“Agreement”) is entered into this 7th day of April, 2008, by and between Barbara V. Tinsley (the “Employee”) and BlueLinx Corporation (“BlueLinx Corporation”), on its own behalf and on behalf of its parents, subsidiaries and affiliates, and their respective predecessors, successors, assigns, representatives, officers, directors, agents and employees. The term “BlueLinx Corporation,” when used in this Agreement, includes BlueLinx Corporation, its parents, subsidiaries or affiliates, and their respective predecessors, successors, assigns, representatives, past or present officers, directors, agents or employees.
WHEREAS Employee’s employment will be terminated effective May 1st, 2008.
NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:
1.	(a) The parties agree that the following amounts shall be paid to the Executive:

1 x Salary	=	246,781

’08 Bonus	=	40,000

401-k Match	=	10,800

Total	=	297,581
(b) The Company will pay the premiums for extended coverage (medical and dental) under COBRA for you and your eligible dependents commencing with the month of June 2008 and ending with the month of May 2009, or the date your coverage otherwise terminates in accordance with COBRA, if earlier. In order to implement this coverage, when you receive your COBRA notice, you must promptly elect continuation coverage in accordance with the instructions in the notice. The Company payment will be made directly to the applicable health plan.
(c) The Company will provide you with outplacement assistance at the Executive Management level. You will be contacted by the outplacement service provider to initiate your program once we receive your signed agreement and the revocation period described below has expired.
(d) All Restricted Stock to Vest upon termination.
(e) The above amounts shall be paid in equal monthly installments, with the first payment made on or about May 1, 2008 and the last payment made on or about March 1, 2009. In no event shall any of these payments be made after March 15, 2009.
2.	No Further Compensation Owed. Employee agrees and represents that no other form of monetary compensation, including but not limited to: wages, commissions, benefits, bonuses, vacation pay, sick pay, stock, stock options, or severance, is owed to Employee other than that which is provided for in Paragraph 1 above. Employee further agrees that Employee will not continue to accrue any additional vacation and /or additional monetary benefit during the period Employee is receiving payment.

3.	Waiver and Release of Claims. The Employee, on behalf of Employee, Employee descendants, dependents, heirs, executors, administrators, assigns, and successors, covenants not to sue, and fully, finally and forever releases and discharges BlueLinx Corporation from any and all claims and rights of any kind that Employee may have, whether now known or unknown, suspected or unsuspected, arising out of or in any way connected with Employee employment relationship with BlueLinx Corporation as of the date this Agreement is executed. These claims and rights released include, but are not limited to, claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Equal Pay Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act, state fair employment statutes, and under other federal, state, local, statutory, common law, and the law of contract, tort and any and all claims for attorneys’ fees.

4.	Payment of Applicable Taxes. The Employee is and shall be solely responsible for all federal, state and local taxes that may be owed by Employee by virtue of the receipt of any portion of the monetary payment provided under this Agreement. The Employee agrees to indemnify and hold BlueLinx Corporation harmless from any and all liability, including, without limitation, all penalties, interest and other costs that may be imposed by the Internal Revenue Service or other governmental agencies regarding Employee share of any tax obligations that may arise from the monetary consideration made to the Employee under this Agreement.

5.	Assistance to BlueLinx Corporation. The Employee agrees to cooperate with BlueLinx Corporation to provide all information that BlueLinx Corporation may hereafter reasonably request with respect to matters involving the Employee’s present or former relationship with BlueLinx Corporation, the work the Employee has performed, or present or former employees or customers of BlueLinx Corporation, so long as such requests do not unreasonably interfere with any other job in which the Employee is engaged. BlueLinx Corporation agrees to reimburse the Employee for all reasonable out-of-pocket costs Employee incurs in connection herewith.

6.	Confidentiality and Non-Disclosure. The Employee shall not disclose the fact of this Agreement, the settlement amount, the terms of this Agreement, the facts and circumstances giving rise to this Agreement, or the existence of any claim that Employee has, or may have, that is subject to the release of claims contained in this Agreement, to anyone other than the Employee’s spouse, immediate family members, attorney and/or tax and financial advisors unless legally required to do so. Should the Employee disclose information about this Agreement to the Employee’s spouse, immediate family members, attorney and/or tax and financial advisors, the Employee shall advise such persons that they must maintain the strict confidentiality of such information and must not disclose it. In the event that the Employee is legally required to disclose the information covered by this paragraph, Employee agrees to immediately notify BlueLinx Corporation’s Legal Department in writing.

7.	Transfer of Claims. The Employee represents and warrants that Employee has not assigned, transferred, or purported to assign or transfer, to any person, firm, corporation, association or entity whatsoever, any released claim. The Employee agrees to indemnify and hold BlueLinx Corporation harmless against, without any limitation, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, court costs, expenses (including attorney’s fees), causes of action or judgments based on or arising out of any such assignment or transfer.

8.	Termination of Employment/Re-Employment. The Employee’s employment relationship with BlueLinx Corporation has been terminated. The Employee understands and agrees that, Employee is ineligible to be re-employed by BlueLinx Corporation, its subsidiaries, affiliates, parents or divisions in the future and that Employee will not knowingly apply for a position with BlueLinx Corporation.

9.	Return of Property. As a condition precedent to the Employee’s receipt of the monetary payment provided under this Agreement, the Employee shall return all BlueLinx Corporation property possessed by the Employee to BlueLinx Corporation Human Resources Department, including all documents, disks, and other items containing confidential and/or proprietary information, as defined in paragraph 9, below.

10.	Confidential and/or Proprietary Information. The Employee agrees that Employee has not and in the future will not use or disclose to any third party Confidential Information, unless compelled by law and after notice to BlueLinx Corporation, and further agrees to return all documents, disks, or any other item or source containing Confidential Information, or any other BlueLinx Corporation property, to BlueLinx Corporation upon execution of this Agreement. If the Employee has any question regarding what data or information would be considered by BlueLinx Corporation to be information subject to this provision, the Employee agrees to contact BlueLinx Corporation’s Legal department in writing for written clarification.

11.	Non-Admission. This Agreement does not constitute an admission by BlueLinx Corporation or Employee of any violation of any law or statute.

12.	Non-Disparagement and Incitement of Claims. The Employee agrees that the Employee will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of BlueLinx Corporation. In the event such a communication is made to anyone, including but not limited to the media, public interest groups and publishing companies, it will be considered a material breach of the terms of this Agreement and the Employee will be required to reimburse BlueLinx Corporation for any and all compensation and benefits paid under the terms of this Agreement. The Employee also agrees that Employee will not encourage or incite other current or former employees of BlueLinx Corporation to disparage or assert any complaint, claim or charge, or to initiate any legal proceeding, against BlueLinx Corporation.

13.	Material Breach. The Employee acknowledges that if Employee materially breaches or threatens to materially breach this Agreement, including but not limited to the Employee’s obligations in the paragraphs pertaining to Confidentiality and Non-Disclosure, Return of Property, Confidential and/or Proprietary Information, and Assistance to BlueLinx Corporation, and/or commences a suit or action or complaint in contravention of this release and waiver of claims, BlueLinx Corporation’s obligations to pay the monies and/or provide the benefits referred to above shall immediately cease and BlueLinx Corporation shall be entitled to all other remedies allowed in law or equity, including but not limited to the return of any payments made to Employee under this Agreement.

14.	Entire Agreement. This Agreement contains the entire agreement and understanding between the Employee and BlueLinx Corporation with respect to Employee’s separation from BlueLinx any and all disputes or claims that the Employee has, or could have had, against BlueLinx Corporation as of the date this Agreement is executed, and supersedes all other agreements between the Employee and BlueLinx Corporation with regard to Employee’s employment, compensation or any disputes or claims. This Agreement shall not be changed unless in writing and signed by both the Employee and BlueLinx Corporation.

15.	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect or impair any other provisions, which shall remain in full force and effect.

16.	Governing Law. This Agreement has been made in the State of Georgia and the laws of Georgia shall apply to it.

17.	Employee’s Acknowledgement. The Employee acknowledges that no representation, promise or inducement has been made other than as set forth in this Agreement, and that the Employee enters into this Agreement without reliance upon any other representation, promise or inducement not set forth herein. The Employee further acknowledges and represents that Employee assumes the risk for any mistake of fact now known or unknown, and that Employee understands and acknowledges the significance and consequences of this Agreement and represents that its terms are fully understood and voluntarily accepted. The Employee also acknowledges (a) that Employee has consulted with or has had the opportunity to consult with an attorney of Employee choosing concerning this Agreement and has been advised to do so by BlueLinx Corporation, and (b) that Employee has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely and voluntarily based on Employee own judgment. The Employee acknowledges that Employee has been given a reasonable time to consider the terms of this Agreement.

18.	Twenty-One Day Consideration Period. The Employee acknowledges that Employee has been given a period of at least twenty-one (21) days to consider the terms of this Agreement and, if Employee should execute it prior to the expiration of the twenty-one day consideration period, knowingly waives Employee right to consider this Agreement for twenty-one days.

19.	Seven-Day Revocation Period. The Employee acknowledges that Employee may, for a period of seven (7) days following the execution of this Agreement, revoke acceptance thereof. This revocation must be done in writing and delivered to BlueLinx Corporation’s Legal Department before the close of business on the seventh day. This Agreement shall not become effective until the expiration of this seven-day revocation period.

20.	Headings. The headings contained in the Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

NAME	BLUELINX CORPORATION

/s/ Barbara V. Tinsley	By: /s/ Dean A. Adelman

Date: April 7, 2008	Title: Vice President — Human Resources

Date: April 7, 2008

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